SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2015

WESTERN GRAPHITE INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-54665	20-8055672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1045 East Washington Street, Monticello, FL 32344

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: 850-270-2808

(Former name or former address, if changed since last report)

Prepared By:

Sunny J. Barkats, Esq.

JS Barkats, PLLC

18 East 41st Street, 14th Floor

New York, NY 10017

P: (646) 502-7001

F: (646) 607-5544

www.JSBarkats.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01      Entry into a Material Definitive Agreement.

The Registrant entered into a settlement agreement with its Chief Executive Officer, David Wimberly, on April 1, 2015. The terms of the settlement agreement are described in Item 5.02 of this Current Report.

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2015, the Registrant’s Board of Directors appointed Jennifer Andersen to fill an existing vacancy on the Board of Directors. On the same date, subsequent to Ms. Andersen’s appointment as a director, David Wimberly resigned as the Registrant’s Chief Executive Officer, Chief Financial Officer, Secretary and as a director. Ms. Andersen was elected as the Registrant’s Chief Executive Officer. Concurrently therewith, Mark Corrao was appointed to fill the vacancy on the Board resulting from the resignation of David Wimberly. Additionally, Mr. Corrao was elected as the Company’s Chief Financial Officer and Secretary.

As part of Mr. Wimberly’s resignation from the Board of Directors and as an officer of the Registrant, Mr. Wimberly received a payment of $3,000, the transfer of six million (6,000,000) shares of common stock held by Guelph Partners, which is an entity owned by Mr. Wimberly, and a promissory note for $16,000 due on six month anniversary of the issuance date. The payment, the shares and the note were in settlement of Mr. Wimberly’s employment agreement which was cancelled as a result of his resignation. The remaining 38,430,000 shares held by Guelph Partners were cancelled.

The relevant business experience of Ms. Jennifer Andersen is as follows:

Jennifer Andersen, age 28, Chief Executive Officer

Since April 2014, Ms. Andersen has served as Vice President of Operations of CorProminence, a New York-based investor relations firm. From April 2012 to April 2014, she was an Operations Executive at Satori Laser, the largest laser center in NYC and Long Island. From January 2010 to April 2012, Ms. Andersen was the executive assistant to the Chief Executive Officer of Helping Now Network, a Miami-based non-profit that provides foreclosure defense services to homeowners. From January 2005 to January 2010, Ms. Andersen was an Operations Manager for the Boston/Salem, NH region at Express, a publicly traded apparel retailer (NYSE: EXPR). Ms. Andersen earned a B.A. in Economics from The University of Massachusetts, Lowell campus in 2009.

The relevant business experience of Mr. Corrao is as follows:

Mark Corrao, age 57, Chief Financial Officer and Secretary

Mark Corrao has been a Partner of The Mariner Group since 2013 and continues to serve as the Managing Director of The CFO Squad since the merger of The Mariner Group LLC and The CFO Squad. The CFO Squad is a financial and business advisory firm providing outsourced and part-time CFO services for emerging to midsized companies in a wide range of businesses and industries. Mr. Corrao also serves as the CFO of KannaLife Sciences, Inc., a developer of pharmaceutical products from plants, since 2012. In 2012, Mr. Corrao served as the CFO of Business Efficiency Experts, Inc., a professional service provider in the financial areas of accounting, taxation, auditing, venture capital and SEC registrations (reporting). Prior to that, Mr. Corrao served as a Director from 2001 to 2013 and the CFO from 2001 to 2010 of StrikeForce Technologies, Inc.,a publicly traded company that specializes in Cyber Security solutions for the prevention of Identity Theft and Data Breaches. Mr. Corrao received a B.S. Degree in Public Accounting from City University of New York - Brooklyn College. Mr. Corrao is a director of Success Holdings Group (OTC QB: SHGT) and he has an ownership interests in DME Securities, a FINRA-registered brokerage firm.

Family Relationships

Neither Ms. Andersen nor Mr. Corrao has any family relationship with any of the current officers or directors of the Company.

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Related Party Transactions

Neither Ms. Andersen nor Mr. Corrao has any related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K, except that the Company uses the services of The CFO Squad of which Mr. Corrao is a Managing Director.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Promissory Note made as of April 1, 2015 by the Registrant in favor of David Wimberly

10.1	Letter Agreement between the Registrant and David Wimberly dated April 1, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 3, 2015	Western Graphite Inc.

	By:	/s/ Jennifer Andersen
Jennifer Andersen
Chief Executive Officer

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